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                                                                      EXHIBIT 21

SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION

1.       Canadian Venture Founders
            Leasing Corporation
2.       CVF Technologies International, Inc.
3.       Eastview Marketing One LLC
4.       Grand Island Marketing Two LLC
5.       Grand Island Marketing Inc.
6.       Solaria Research Enterprises Ltd.
7.       Gemprint(TM) Corporation
8.       Biorem Technologies Inc.
9.       Dantec Corporation
10.      Petrozyme Technologies Inc.
11.      Ecoval Inc.
12.      RDM Corporation
13.      TurboSonic Technologies, Inc.
14.      NETrageous, Inc.